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EXHIBIT 12.1

FEDEX CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)
(IN MILLIONS, EXCEPT RATIOS)

	Six Months Ended November 30,		Year Ended May 31,
	2001	2000	2001	2000	1999	1998	1997
Earnings:
Income before income taxes	$595	$589	$928	$1,138	$1,061	$900	$426
Add back:
Interest expense, net of capitalized interest	74	73	155	121	111	136	111
Amortization of debt issuance costs	—	1	2	1	9	1	1
Portion of rent expense representative of interest factor	358	301	667	625	571	508	440

Earnings as adjusted	$1,027	$964	$1,752	$1,885	$1,752	$1,545	$978

Fixed Charges:
Interest expense, net of capitalized interest	$74	$73	$155	$121	$111	$136	$110
Capitalized interest	17	12	27	35	39	33	46
Amortization of debt issuance costs	—	1	2	1	9	1	1
Portion of rent expense representative of interest factor	358	301	667	625	571	508	440

	$449	$387	$851	$782	$730	$678	$597

Ratio of Earnings to Fixed Charges	2.3	2.5	2.1	2.4	2.4	2.3	1.6

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  EXHIBIT 12.1